Exhibit 99.1

CONTACT:
David Fry
Executive Vice President and
Chief Financial Officer
Flushing Financial Corporation
(718) 961-5400

FOR IMMEDIATE RELEASE

FLUSHING FINANCIAL CORPORATION
DECLARES QUARTERLY DIVIDEND OF $0.13 PER SHARE

Lake Success, NY – November 17, 2009 – Flushing Financial Corporation (Nasdaq-GS: FFIC), the parent holding company for Flushing Savings Bank, FSB (the “Bank”), today announced that the Board of Directors declared a quarterly dividend on its common stock of $0.13 per common share, payable on December 30, 2009 to shareholders of record at the close of business on December 9, 2009.

John R. Buran, Flushing Financial’s President and Chief Executive Officer, stated: “We reported strong earnings for the third quarter of 2009 and continue to improve our net interest margin.  We recently completed a successful common stock offering, which allowed us to increase our capital levels while at the same time redeem $70.0 million in preferred shares issued to the U.S. Treasury under the U.S. Treasury’s Capital Purchase Program. We remain a ‘well-capitalized’ institution under regulatory guidelines.  Our strong capital position, as well as our confidence in the opportunities for future growth, underlie the Company’s decision to declare quarterly cash dividend payouts to shareholders. As part of our continuing efforts to enhance the total return to our shareholders, the Board will continue to review future dividend payouts on a quarterly basis.”

Flushing Financial Corporation is the parent holding company for Flushing Savings Bank, FSB, a federally chartered stock savings bank insured by the FDIC. The Bank serves consumers and businesses by offering a full complement of deposit, loan, and cash management services through its fifteen banking offices located in Queens, Brooklyn, Manhattan, and Nassau County. The Bank also operates an online banking division, iGObanking.com®, which enables the Bank to expand outside of its current geographic footprint. In 2007, the Bank established Flushing Commercial Bank, a wholly-owned subsidiary, to provide banking services to public entities including counties, towns, villages, school districts, libraries, fire districts and the various courts throughout the metropolitan area.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “forecasts”, “potential” or “continue” or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company’s web site at http://www.flushingsavings.com.

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